EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Strong First Quarter 2021 Results and Raises Full Year 2021 Guidance on Strengthening Global LNG Market Conditions
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for first quarter 2021.
HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $1.5 billion for first quarter 2021, an increase of approximately 40% compared to first quarter 2020. Distributable Cash Flow1 of approximately $750 million for first quarter 2021, an increase of approximately 200% compared to first quarter 2020. Net income2 of $393 million, or $1.56 per share—basic and $1.54 per share—diluted, for first quarter 2021.
•Increasing full year 2021 Consolidated Adjusted EBITDA guidance to $4.3 - $4.6 billion and full year 2021 Distributable Cash Flow guidance to $1.6 - $1.9 billion due primarily to improved market margins.
•Prepaid $148 million of outstanding borrowings under the Cheniere Term Loan Facility with available cash in first quarter 2021, in line with previously announced capital allocation priorities.
•Commenced 25-year LNG Sale and Purchase Agreement (“SPA”) with CPC Corporation, Taiwan in January.
•Achieved substantial completion of Train 3 of the CCL Project (defined below) in March, ahead of schedule and within project budgets.
•Accelerated the estimated timeline for substantial completion of Train 6 of the SPL Project (defined below) to the first half of 2022 from the second half of 2022. This follows a previous acceleration of the estimated Train 6 substantial completion timeline in July 2020 from the first half of 2023 to the second half of 2022.
•Entered into fixed-fee LNG sales agreements with multiple counterparties for portfolio volumes aggregating approximately 1.7 million tonnes of LNG across 2022 and 2023.
•Supplied a carbon neutral LNG cargo to Shell. Together with Shell, the complete lifecycle greenhouse gas emissions associated with the LNG cargo were offset using nature-based credits by accounting for all estimated CO2 equivalent emissions produced through the entire value chain, from production through use by the final consumer.
CEO COMMENT
“We are off to a great start in 2021, with reliable production of LNG and our continued ardent focus on execution, as well as sustained strength in LNG markets, helping drive our strong first quarter results and positive outlook for the future,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “We placed Corpus Christi Train 3 into service ahead of schedule and within budget and commenced our 25-year SPA with CPC Corporation, further reinforcing our reputation for delivering on our promises to our customers.”
“Continued strength in global LNG market fundamentals, together with the strong first quarter results we reported today, improves our outlook for the balance of the year and enables us to increase our full year 2021 financial guidance for the second consecutive quarter. For the balance of the year, our focus is on delivering results within the increased guidance ranges and leveraging the Cheniere platform to commercialize additional LNG capacity.”
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income as used herein refers to Net income attributable to common stockholders on our Consolidated Statements of Operations.
3 Total margins as used herein refers to total revenues less cost of sales.

2021 REVISED FULL YEAR FINANCIAL GUIDANCE

	Previous			Revised
Consolidated Adjusted EBITDA[1]	$4.1	-	$4.4	$4.3	-	$4.6
Distributable Cash Flow[1]	$1.4	-	$1.7	$1.6	-	$1.9
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	First Quarter
	2021	2020	% Change
Revenues	$3,090	$2,709	14%
Net income[2]	$393	$375	5%
Consolidated Adjusted EBITDA[1]	$1,452	$1,039	40%
LNG exported:
Number of cargoes	133	128	4%
Volumes (TBtu)	480	453	6%
LNG volumes loaded (TBtu)	476	455	5%
Net income increased $18 million during first quarter 2021 as compared to first quarter 2020, as increased total margins3 excluding non-cash impacts from derivatives, decreased income tax provision, and decreased net income attributable to non-controlling interest were substantially offset by an approximately $450 million decrease in non-cash net gains from changes in fair value of commodity, foreign exchange (“FX”), and interest rate derivatives. Increases in total margins excluding non-cash impacts from derivatives were primarily related to increased margins per MMBtu of LNG delivered to customers, as well as a higher than normal contribution from LNG and natural gas portfolio optimization activities due to significant volatility in LNG and natural gas markets during first quarter 2021, partially offset by a slight decrease in LNG volumes recognized in income.
During first quarter 2021, total margins were negatively impacted by approximately $120 million related to changes in fair value of commodity and FX derivatives, primarily related to the impact of commodity curve shifts on our agreements for the purchase of natural gas, including our long-term Integrated Production Marketing (“IPM”) agreements, and on our forward sales of LNG. During first quarter 2020, changes in fair value of commodity and FX derivatives positively impacted total margins by over $575 million. The changes in fair value of commodity and FX derivatives were substantially all non-cash for both first quarter 2021 and first quarter 2020.
Our IPM agreements and certain gas supply agreements qualify as derivatives, requiring mark-to-market (“MTM”) accounting. From period to period, we will experience non-cash gains and losses as price movements occur in the underlying commodity curves related to these forward purchases of natural gas. The long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. While operationally we seek to eliminate commodity risk by matching our natural gas purchases and LNG sales on the same pricing index, our long-term LNG SPAs do not currently qualify for MTM accounting, meaning that the fair market value impact of only one side of the transaction is recognized on our financial statements until the delivery of natural gas and sale of LNG occurs. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs.
Consolidated Adjusted EBITDA increased $413 million, or 40%, during first quarter 2021 as compared to first quarter 2020, primarily due to increased margins per MMBtu of LNG recognized in income, primarily related to increased LNG pricing realized on cargoes sold on a short-term basis by our marketing affiliate, and a higher than normal contribution from LNG and natural gas portfolio optimization activities, partially offset by a slight decrease in LNG volumes recognized in income.
During first quarter 2020, we recognized $53 million in LNG revenues associated with LNG cargoes for which customers notified us that they would not take delivery, which would have been recognized subsequent to March 31, 2020 had the cargoes been lifted pursuant to the delivery schedules with the customers. We did not have such revenues during first quarter 2021.
Share-based compensation expenses included in income totaled $32 million for first quarter 2021, compared to $29 million for first quarter 2020.

Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of March 31, 2021 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of March 31, 2021, our total consolidated liquidity position was over $6 billion. We had cash and cash equivalents of $1.7 billion on a consolidated basis, of which $1.2 billion was held by Cheniere Partners. In addition, we had current restricted cash of $731 million, $372 million of available commitments under our Term Loan Facility, $1.25 billion of available commitments under our Revolving Credit Facility, $907 million of available commitments under the Cheniere Corpus Christi Holdings, LLC Working Capital Facility, $750 million of available commitments under Cheniere Partners’ credit facilities, and $787 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Working Capital Facility.
Key Financial Transactions and Updates
SPL entered into a note purchase agreement with Allianz Global Investors GmbH in February to issue an aggregate principal amount of $147 million of 2.95% Senior Secured Notes due 2037. The notes are expected to be issued in December 2021, and net proceeds are expected to be used to refinance a portion of SPL’s outstanding Senior Secured Notes due 2022. The Senior Secured Notes due 2037 will be fully amortizing, with a weighted average life of over 10 years.
Cheniere Partners issued an aggregate principal amount of $1.5 billion of 4.00% Senior Notes due 2031 in March. The proceeds of these notes, together with cash on hand, were used to refinance all of Cheniere Partners’ 5.25% Senior Notes due 2025 and to pay fees and expenses in connection with the refinancing.
In February, Fitch Ratings changed the outlook of SPL’s senior secured notes rating to positive from stable and the outlook of Cheniere Partners’ long-term issuer default rating and senior unsecured rating to positive from stable. S&P Global Ratings changed the outlook of both Cheniere and Cheniere Partners’ ratings to positive from negative in April.
LIQUEFACTION PROJECTS UPDATE
As of April 30, 2021, more than 1,525 cumulative LNG cargoes totaling approximately 105 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Construction Progress as of March 31, 2021

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage	83.0% (1)
Expected Substantial Completion	1H 2022
(1) Engineering 99.6% complete, procurement 99.9% complete, and construction 61.7% complete
Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).

CCL Project
We operate three Trains for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the first quarter 2021 on Tuesday, May 4, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to the amount and timing of share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
During first quarter 2021, we exported 480 TBtu of LNG from our liquefaction projects, of which 28 TBtu related to commissioning activities. 38 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of March 31, 2021, of which 6 TBtu related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during first quarter 2021:

	First Quarter 2021
(in TBtu)	Operational	Commissioning
Volumes loaded during the current period	448	28
Volumes loaded during the prior period but recognized during the current period	26	3
Less: volumes loaded during the current period and in transit at the end of the period	(32)	(6)
Total volumes recognized in the current period	442	25
In addition, during first quarter 2021, we recognized the financial impact of 14 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
CARGO CANCELLATION REVENUE SUMMARY
The following table summarizes the timing impacts of revenue recognition related to cancelled cargoes on our revenues for first quarter 2021 (in millions):

First Quarter 2021
Total revenues	$3,090
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	38
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	—
Total revenues excluding the timing impact of cargo cancellations	$3,128

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues
LNG revenues	$2,999	$2,568
Regasification revenues	67	67
Other revenues	24	74
Total revenues	3,090	2,709

Operating costs and expenses
Cost of sales (excluding items shown separately below)	1,386	724
Operating and maintenance expense	322	316
Development expense	1	4
Selling, general and administrative expense	81	81
Depreciation and amortization expense	236	233
Impairment expense and loss on disposal of assets	—	5
Total operating costs and expenses	2,026	1,363

Income from operations	1,064	1,346

Other income (expense)
Interest expense, net of capitalized interest	(356)	(412)
Loss on modification or extinguishment of debt	(55)	(1)
Interest rate derivative gain (loss), net	1	(208)
Other income, net	6	9
Total other expense	(404)	(612)

Income before income taxes and non-controlling interest	660	734
Income tax provision	(89)	(131)
Net income	571	603
Less: net income attributable to non-controlling interest	178	228
Net income attributable to common stockholders	$393	$375

Net income per share attributable to common stockholders—basic (2)	$1.56	$1.48
Net income per share attributable to common stockholders—diluted (2)	$1.54	$1.43

Weighted average number of common shares outstanding—basic	252.9	253.0
Weighted average number of common shares outstanding—diluted	258.9	299.6

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.
(2)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	March 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,667	$1,628
Restricted cash	731	449
Accounts and other receivables, net	675	647
Inventory	314	292
Derivative assets	67	32
Other current assets	120	121
Total current assets	3,574	3,169

Property, plant and equipment, net	30,409	30,421
Operating lease assets	1,181	759
Non-current derivative assets	306	376
Goodwill	77	77
Deferred tax assets	402	489
Other non-current assets, net	446	406
Total assets	$36,395	$35,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$84	$35
Accrued liabilities	1,263	1,175
Current debt	1,105	372
Deferred revenue	102	138
Current operating lease liabilities	251	161
Derivative liabilities	342	313
Other current liabilities	5	2
Total current liabilities	3,152	2,196

Long-term debt, net	29,465	30,471
Non-current operating lease liabilities	928	597
Non-current finance lease liabilities	57	57
Non-current derivative liabilities	166	151
Other non-current liabilities	7	7

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized; 274.9 million shares and 273.1 million shares issued at March 31, 2021 and December 31, 2020, respectively	1	1
Treasury stock: 21.4 million shares and 20.8 million shares at March 31, 2021 and December 31, 2020, respectively, at cost	(914)	(872)
Additional paid-in-capital	4,306	4,273
Accumulated deficit	(3,200)	(3,593)
Total stockholders' equity (deficit)	193	(191)
Non-controlling interest	2,427	2,409
Total equity	2,620	2,218
Total liabilities and stockholders’ equity	$36,395	$35,697

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of March 31, 2021, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.9 billion and $18.6 billion, respectively, including $1.2 billion of cash and cash equivalents and $0.1 billion of restricted cash.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for first quarter 2021 and 2020 (in millions):

	First Quarter
	2021	2020
Net income attributable to common stockholders	$393	$375
Net income attributable to non-controlling interest	178	228
Income tax provision	89	131
Interest expense, net of capitalized interest	356	412
Loss on modification or extinguishment of debt	55	1
Interest rate derivative loss (gain), net	(1)	208
Other income, net	(6)	(9)
Income from operations	$1,064	$1,346
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	236	233
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	120	(577)
Total non-cash compensation expense	32	29
Impairment expense and loss on disposal of assets	—	5
Incremental costs associated with COVID-19 response	—	3
Consolidated Adjusted EBITDA	$1,452	$1,039
(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our consolidated financial statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for first quarter 2021 and forecast amounts for full year 2021 (in billions):

	First Quarter	Full Year
	2021	2021
Net income attributable to common stockholders	$0.39	$0.8	-	$1.2
Net income attributable to non-controlling interest	0.18	0.6	-	0.7
Income tax provision	0.09	0.1	-	0.3
Interest expense, net of capitalized interest	0.36			1.5
Depreciation and amortization expense	0.24			1.0
Other expense, financing costs, and certain non-cash operating expenses	0.20	0.2		(0.2)
Consolidated Adjusted EBITDA	$1.45	$4.3	-	$4.6
Distributions to Cheniere Partners non-controlling interest	(0.16)	(0.6)	-	(0.7)
SPL and Cheniere Partners cash retained and interest expense	(0.44)	(1.4)	-	(1.3)
Cheniere interest expense, income tax and other	(0.10)			(0.7)
Cheniere Distributable Cash Flow	$0.75	$1.6	-	$1.9
Note: Totals may not sum due to rounding.
Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Corpus Christi Holdings, LLC and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.
We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491